Exhibit 99.1

Food Company, Inc.

One Dole Drive • Westlake Village, CA 91362 • 818-874-4000 • Fax 818-874-4625

NEWS RELEASE

Contact: Beth Potillo

Phone: (818) 879-6733

Stockholders Approve Sale of Dole’s Worldwide Packaged Foods and Asia Fresh Businesses

New Dole Planned Leadership Changes

WESTLAKE VILLAGE, California – December 6, 2012 – Dole Food Company, Inc. (NYSE: DOLE) today announced that it has moved much closer to completing the sale of its worldwide packaged foods and Asia fresh businesses to ITOCHU Corporation for $1.685 billion in cash, with stockholder approval of the sale at today’s special meeting of stockholders held at the Dole headquarters in Westlake Village, California. The transaction has already received required regulatory approval in six of seven reviewing countries, and both Dole and ITOCHU are continuing to work toward consummating the sale by December 31, 2012, subject to final regulatory approval from China.

The consummation of the sale will result in a substantial portion of Dole’s operations being sold to ITOCHU, with the new Dole having a smaller footprint with two lines of fresh produce businesses: fresh fruit and fresh vegetables. The Dole operations will no longer include the worldwide packaged foods and Asia fresh businesses, resulting in overall revenue for the new Dole in the approximate $4.2 billion range with revenue from its fresh fruit business line being reduced in size by approximately 30%.

Dole will be putting in place a new capital structure at the time of consummation of the sale which, together with substantially all the proceeds from the sale transaction, will be used to pay off existing indebtedness and to provide funding for transaction-related taxes, costs and expenses, the possible settlement of some or all of Dole’s long-term Japanese yen hedges, anticipated post-closing restructuring expenses and other corporate purposes. It is expected that the new Dole will benefit from a significant reduction in interest expense and a substantially reduced leverage ratio on a going-forward basis.

“This is a transformative transaction for our company and we are pleased to have received stockholder approval today,” said David H. Murdock, Dole’s Chairman. “While Dole’s fresh produce business will be significantly smaller and is continuing to experience declining earnings in a continued difficult economic environment both in the United States and in Europe, I am very optimistic about the long-term future of Dole and its prospects. We will remain an industry leader in the sourcing, distribution and marketing of bananas, pineapples and other tropical fruits, packaged salads, fresh-packed vegetables and fresh berries. With the planned substantial reduction in debt and the eventual lower cost structure from right-sizing our organization, Dole will be well positioned to pursue growth opportunities within the fresh produce industry.”

Dole also announced planned leadership changes in connection with the sale transaction. Mr. Murdock will return to the role of Chairman and Chief Executive Officer, and C. Michael Carter will assume the added role of President and Chief Operating Officer with all operating and corporate functions reporting to him. Mr. Carter will also be rejoining Dole’s board. In addition, Keith C. Mitchell, current chief financial officer of Dole’s North American Fresh Fruit business, will become Chief Financial Officer; A. Charlene Mims, currently responsible for benefits and payroll, will lead Human Resources; and both Beth Potillo, current Treasurer, and Yoon J. Hugh, current Controller and Chief Accounting Officer, will become Senior Vice Presidents with added responsibilities.

“These are important leadership changes as we work toward right-sizing Dole and refocusing our businesses for growth,” said Mr. Murdock. “Michael Carter is a talented leader with a results-oriented operational focus, who as Dole’s Executive Vice President and General Counsel has worked with me in leading Dole through our most significant strategic events and challenges, since joining Dole in October 2000. Michael brings years of experience in a number of industries, with a varied history of operational and legal roles. I am confident in his ability to right-size Dole and deliver synergies within our remaining businesses.”

As part of the transition, David A. DeLorenzo, current President and Chief Executive Officer, will be joining ITOCHU to lead the newly acquired Asia fresh and worldwide packaged foods businesses, and will be leaving Dole’s board. Joseph S. Tesoriero, current Executive Vice President and Chief Financial Officer, and Sue Hagen, current Senior Vice President Human Resources, will be leaving Dole in connection with the sale transaction. “David DeLorenzo will be missed, and I have nothing but appreciation and admiration for this long-term Dole executive and close personal friend,” said Mr. Murdock. “Joseph Tesoriero has provided leadership at Dole during key milestone events in his ten years with us, and I am personally grateful for his many contributions. Sue Hagen’s professionalism and skill as a human resources executive has served us well during her 26 years at Dole, and I appreciate her continued focus on Dole’s most valued assets, its employees.”

“I am eagerly looking forward to working more closely with David Murdock and Dole’s extraordinarily talented and experienced operational and corporate management team and dedicated and energetic employees throughout our organization,” said Mr. Carter. “Our resulting business profile will have lower fixed costs and hence more operating flexibility, with more clarity and focus, allowing us to dedicate our resources more fully to operating and growing our remaining fresh fruit and vegetable businesses. Our new capital structure will also provide us with increased flexibility, and will allow us to react quickly to any acquisition opportunities in the commodity produce sector, which we expect would be funded by anticipated new borrowings and future internally generated free cash flow.”

This release contains “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995 that involve a number of risks and uncertainties. Forward-looking statements, which are based on management’s current expectations, are generally identifiable by the use of terms such as “may,” “will,” “expects,” “believes,” “intends,” “anticipates” and similar expressions. The potential risks and uncertainties that could cause actual results to differ materially from those expressed or implied herein include the timing and whether the sale transaction is consummated, weather-related phenomena; market responses to industry volume pressures; product and raw materials supplies and pricing; energy supply and pricing; changes in interest and currency exchange rates; economic crises and security risks in developing countries; international conflict; and quotas, tariffs and other governmental actions. Further information on the factors that could affect Dole’s financial results is included in its Proxy Statement and other filings with the SEC.